EXHIBIT 10.34

                 CONSOLIDATED FREIGHTWAYS, INC.

                       BOARD OF DIRECTORS

                  DIRECTORS' COMPENSATION PLAN


The new directors' compensation package is designed to:

     o Bring directors' compensation into the mainstream of current corporate practice;
     o Recognize attendance at Board and Committee meetings and the inherent responsibilities of Committee Chairmanships;
     o    Approximate current annual cash compensation; and
     o Provide significant long-term gain potential through restricted stock grants in lieu of a portion of the existing pension accrual.

The specific elements of the new plan are:

     Annual Retainer                              $15,000
     Board Meeting Fees                      @      1,000
     Committee Fees                          @        500
     Standing Committee Chair Fees:
          Audit                                     3,000
          Compensation                              3,000
          Finance                                   3,000
          Pension and Employee Benefits             3,000
          Advisory Nominating                       2,000
          Charitable Contributions                  2,000
          Executive                                   0

     Annual Restricted Stock Grant                 12,500
      (5 years or upon retirement)

     Annual Retirement Accrual                     15,000

The plan is intended to be "tax neutral" relative to the existing directors' compensation plan. It is anticipated that after a 5-year restriction period and assuming annual appreciation of 6-8%, the tax liability (based on the then current market value) arising from "constructive receipt" of the shares could be met by sale of a portion of these shares.

Annual stock grants will not be subject to the 20-year limit on retirement accrual.

The restricted stock grant is non-discretionary. Vesting occurs automatically in 5 years and, as such, does not constitute a
Section 16(B) event, and therefore does not otherwise impact a director's ability to purchase or sell shares.

The restricted stock grant is subject to shareholder approval and, accordingly, will be submitted to shareholders for vote at the 1994 annual meeting.

The new plan is to become effective January 1, 1994. It is our intention to make the stock grant also effective January 1, subject to shareholder approval. If this is not legally possible, the stock grant will be made at the Annual Meeting of Directors, immediately following the Annual Shareholders Meeting. In the unlikely event that this plan is not approved by shareholders, we would continue to accrue $30,000 per year up to a maximum of 20 years, for each directors' retirement, as is provided for under the current plan.